THE CHILDREN'S INTERNET, INC.

                         EXECUTIVE EMPLOYMENT AGREEMENT


      This Employment Agreement (the "Agreement") is dated as of December 30, 2005 (the "Effective Date"), by and between William L. Arnold ("Employee") and The Children's Internet, Inc., a Nevada corporation (the "Company").

      1. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall automatically terminate on December 30, 2008, unless earlier terminated pursuant to the terms herein.

      2.    DUTIES.

            (1) POSITION. Employee shall be employed as the Company's President. In addition, the Employee shall serve as a member of the Board of Directors of the Company.

                  (b) REPORT. Employee will report to the Company's Chief Executive Officer.

                  (c) OBLIGATIONS TO THE COMPANY. Employee agrees to the best of his ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of and from Employee pursuant to the express and implicit terms hereof. Subject to the control and oversight of the Board of Directors, Employee shall be responsible for general supervision, direction, and control of the business and officers of the Company. Employee shall preside at all meetings of the shareholders and in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. Employee shall have the general powers and duties of management usually vested in the office of President of a Corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or the Bylaws. During the term of Employee's employment relationship with the Company, Employee further agrees that he will devote all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company's general employment policies) to the affairs of the Company and promotion of its interests, and will spend at least three (3) days per each work week at the Company's headquarters, unless travel or other meetings on the Company's behalf prevent his presence at the headquarters.

                  (d) PERFORMANCE OF SERVICES FOR OTHERS. The Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice described in Section 2(c) above, Employee will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and Employee will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Notwithstanding the foregoing, the Company acknowledges that Employee's company, Crosslink Financial Communications, Inc., has a current engagement with Secured Services that will terminate at the end of February, 2006, which will not be terminated at this time. Employee represents and warrants that said engagement will not interfere with Employee's performance of services on behalf of the Company and if in the reasonable judgment of the Board of Directors said engagement is interfering with Employee's performance of services, Employee shall terminate said engagement. Nothing in this Agreement will prevent Employee from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange or the Nasdaq National Market. Employee will comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during the term of Employee's employment.


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


      3. AT-WILL EMPLOYMENT. The Company and Employee acknowledge that Employee's employment is and shall continue to be at-will, as defined under applicable law, and that Employee's employment with the Company may be terminated by either party at any time for any or no reason. If Employee's employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement. The rights and duties created by this Section 3 may not be modified in any way except by a written agreement executed by Employee and a duly authorized representative of the Company (other than Employee).

      4. COMPENSATION. For the duties and services to be performed by Employee hereunder, the Company shall pay Employee, and Employee agrees to accept, the salary, stock options, bonuses and other benefits described below in this Section 4.

            (a) SALARY. Employee shall receive a monthly salary of $10,000, $2,500 of which shall be deferred and not paid to Employee until January, 2007. The deferred salary shall accrue interest at the annual rate of nine percent (9%). In January, 2007, Employee shall receive the cumulative deferred salary, plus accrued interest, and from that month on, shall receive the full montly salary with no portion deferred. Employee's monthly salary will otherwise be payable pursuant to the Company's normal payroll practices.

            (b) OPTION GRANT. In connection with the commencement of Employee's employment, the Board of Directors shall grant to Employee a combination of nonqualified stock options and qualified stock options (the Stock Option) to purchase up to One Million shares of common stock (the "Option Shares") at a price per share of $0.55 per share.

            The Stock Option will vest as follows: one half of the Option Shares shall vest immediately upon the commencement date of employment and according to the table below. The remainder of the Option Shares shall vest at the rate of 1/36 each month until fully vested. Subject to the discretion of the Company's Board of Directors, Employee may be eligible to receive additional grants of purchase rights or stock options from time to time in the future, at a purchase or exercise price equal to the price of the Company stock on the date of grant.


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


                                 INITIAL OPTIONS

-----------------------------------------------------------------------------------------------------
DATE TO ISSUE           TYPE OF OPTION      NUMBER OF OPTIONS         PRICE               VALUE
-------------           --------------      -----------------         -----               -----
Effective Date          Qualified                180,000               $.55              $ 99,000
January 2006            Qualified                180,000               $.55              $ 99,000
Effective Date          Non-qualified            240,000               $.55              $132,000
-----------------------------------------------------------------------------------------------------
TOTAL                                            500,000
-----------------------------------------------------------------------------------------------------


                                 VESTING OPTIONS

-----------------------------------------------------------------------------------------------------
VESTING PERIOD          TYPE OF OPTION      NUMBER OF OPTIONS         PRICE               VALUE
--------------          --------------      -----------------         -----               -----
Monthly for 36 months   Non-qualified            500,000               .55               $132,000
-----------------------------------------------------------------------------------------------------
TOTAL                                            500,000
-----------------------------------------------------------------------------------------------------

            (c) ACCELERATION OF VESTING. In the event Employee's employment is terminated without cause, the Option Shares shall become fully vested.

            (d) PERFORMANCE BONUS. On or before the sixtieth (60th ) day following the close of the Company's fiscal year, Employee shall receive a bonus of up to fifty percent (50%) of the Employee's annual salary (including deferred salary), provided that Employee meets the performance standards established by the Board of Directors and attached hereto as EXHIBIT A (the "Performance Standards"). Those Performance Standards are to be defined no later than March 31, 2006. In the absence of stipulated Performance Standards, the bonus will be 50% of annual salary.

            (e) CROSSLINK FINANCIAL COMMUNICATIONS. Company will terminate its agreement with Employee's prior company, Crosslink Financial Communications, Inc. ("Crosslink"). In connection with said termination, Crosslink has assigned and the Company hereby accepts the assignment to Employee of all shares of stock of the Company due and owing to Crosslink under its agreement with the Company.

            (f) ADDITIONAL BENEFITS. Employee will be eligible to participate in the Company's employee benefit plans of general application, if any, including without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. Employee will receive three weeks of paid vacation per year and shall be accorded sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as the Company generally provides to its other employees of comparable position and experience.


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


            (g) REIMBURSEMENT OF EXPENSES. Employee shall be authorized to incur on behalf and for the benefit of, and shall be reimbursed by, the Company for reasonable expenses, provided that such expenses are substantiated in accordance with Company policies.



      5.    TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS.


            (a) TERMINATION OF EMPLOYMENT. This Agreement may be terminated upon the occurrence of any of the following events:

                  (i) The Company's determination in good faith that it is terminating Employee for Cause (as defined in Section 6 below) ("Termination for Cause");
                  (ii) The Company's determination that it is terminating Employee without Cause, which determination may be made by the Company at any time at the Company's sole discretion, for any or no reason ("Termination Without Cause");
                  (iii) The effective date of a written notice sent to the Company from Employee stating that Employee is electing to terminate his employment with the Company ("Voluntary Termination"); or

                  (v)   Following Employee's death or Disability (as defined in
Section 7 below).

            (b) SEVERANCE BENEFITS. Employee shall be entitled to receive severance benefits upon termination of employment only as set forth in this
Section 5(b):
                  (i) VOLUNTARY TERMINATION. If Employee's employment terminates by Voluntary Termination, then Employee shall not be entitled to receive payment of any severance benefits. Employee will receive payment(s) for all salary (including deferred salary and interest earned thereon) and unpaid vacation accrued as of the date of Employee's termination of employment and Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

                  (ii) INVOLUNTARY TERMINATION. If Employee's employment is terminated under Section 5(a)(ii) above, then Employee will be entitled to receive, in addition to the payments described in Section 5 (b)(i) above, payment of severance benefits equal to the monthly salary for the remaining term of the Agreement (i.e., up to December __ , 2008), and shall have the Option Shares become fully vested. In exchange for this severance, Employee agrees to execute a release of the Company, its officers, directors and agents from any claims related to Employee's employment by the Company.

                  (iii) TERMINATION FOR CAUSE. If Employee's employment is terminated for Cause, then Employee shall not be entitled to receive payment of any severance benefits. Employee will receive payment(s) for all salary (including deferred salary and interest earned thereon) and unpaid vacation accrued as of the date of Employee's termination of employment and Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.


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


                  (iv) TERMINATION BY REASON OF DEATH OR DISABILITY. In the event that Employee's employment with the Company terminates as a result of Employee's death or Disability (as defined in Section 7 below), Employee or Employee's estate or representative will receive payment(s) for all salary (including deferred salary and interest earned thereon) and unpaid vacation accrued as of the date of Employee's termination of employment and Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law. In addition, Employee's estate or representative will receive the amount of Employee's performance bonus for the fiscal year in which the death or Disability occurs to the extent that the bonus has been earned as of the date of Employee's death or Disability, as determined by the Board of Directors or its Compensation Committee based on the specific corporate and individual performance targets established for such fiscal year.


      6. DEFINITION OF CAUSE. For purposes of this Agreement, "Cause" for Employee's termination will exist at any time after the happening of one or more of the following events:

            (a) Employee's willful misconduct or gross negligence in performance of his or her duties hereunder, including Employee's refusal to comply in any material respect with the legal directives of the Company's Board of Directors so long as such directives are not inconsistent with the Employee's position and duties, and such refusal to comply is not remedied within 30 working days after written notice from the Board of Directors, which written notice shall define a commercially reasonable remedy that is acceptable to the Board of Directors and state that failure to remedy such conduct may result in Termination for Cause;

            (b) Dishonest or fraudulent conduct, a deliberate attempt to do a material injury to the Company, or conduct that materially discredits the Company or is materially detrimental to the reputation of the Company, including conviction of a felony; or

            (c) Employee's incurable material breach of any element of the Company's Confidential Information and Invention Assignment Agreement, including without limitation, Employee's theft or other misappropriation of the Company's proprietary information.

      7. DEFINITION OF DISABILITY. For purposes of this Agreement, "Disability" shall mean that Employee has been unable to perform his duties hereunder as the result of his incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive twelve-month period, is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to Employee or to Employee's legal representative (with such agreement on acceptability not to be unreasonably withheld).

      8. ASSUMPTION OF AGREEMENT BY TWO DOG NET. In the event the Company ceases to conduct business, either as a result of formal dissolution or abandonment, the parties agree that the Company shall assign all of its rights and obligations hereunder to Two Dog Net, Inc., and that Employee shall continue to perform the services hereunder for benefit of Two Dog Net, Inc. for the consideration set forth herein.

      9. CONFIDENTIALITY AGREEMENT. Employee shall sign, or has signed, a Proprietary Information and Inventions Agreement (the "Confidentiality Agreement") substantially in the form attached hereto as Exhibit B. Employee hereby represents and warrants to the Company that he has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Employee's employment relationship with the Company.

      10. NONCOMPETITION COVENANT. Employee hereby agrees that he shall not, during the term of his employment pursuant to this Agreement and during the time period that he is receiving severance benefits from the Company, if any, do any of the following without the prior written consent of the Company's Board of
Directors:

            (a) COMPETE. Carry on any business or activity (whether directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee or consultant) which is competitive with the business conducted by the Company (as conducted now or during the term of Employee's employment), nor engage in any other activities that conflict with Employee's obligations to the Company.

            (b) SOLICIT BUSINESS. Solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of the Company's products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

            (c) SOLICIT PERSONNEL. During the term of this Agreement and for a period of one (1) year thereafter, solicit or influence or attempt to influence any person then employed by the Company to terminate or otherwise cease his employment with the Company or become an employee of any competitor of the Company, although this provision shall not prohibit Employee from conducting general solicitations for employment through newspaper advertisements, job postings on website(s) and other such general, non-targeted means of solicitation. This Section 10(c) is to be read in conjunction with Section 6 of the Confidential Information and Invention Assignment Agreement executed by Employee.

      11. LIMITATION ON STOCK OPTION/OWNERSHIP ACCELERATION BENEFITS. In the event that any stock option or stock ownership acceleration benefits provided for in this Agreement to Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee's acceleration benefits under this Agreement shall be payable either:

            (a)   in full, or

            (b) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company or Employee otherwise agree in writing, any determination required under this
Section 11 shall be made in writing by independent public accountants appointed by Employee and reasonably acceptable to the Company (the "Accountants"), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 11. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.

      12. CONFLICTS. Employee represents that his or her performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party. Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Employee further represents that he is entering into or has entered into an employment relationship with the Company of his own free will and that he has not been solicited as an employee in any way by the Company.

      13. SUCCESSORS. The terms of this Agreement and all of Employee's rights hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      14.   MISCELLANEOUS PROVISIONS.

            (a) NO DUTY TO MITIGATE. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Employee may receive from any other source.

            (b) AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties.

            (c) SOLE AGREEMENT. This Agreement, including any Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

            (d) NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.


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


            (e) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

            (f) SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

            (g) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

            (h) ARBITRATION. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Alameda County, California in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute, which shall be rendered within thirty (30) days after the submission of the claim to arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 13(h) shall not apply to the Confidentiality Agreement.

            (i) ADVICE OF COUNSEL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

                            [Signature Page Follows]


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


The parties have executed this Agreement the date first written above.


                        THE CHILDREN'S INTERNET, INC.


                        By:     Sholeh Hamedani


                        Title:  Chief Executive Officer, Chairman of the Board


                        Signature:  /s/ Sholeh Hamedani
                                  ----------------------------------------------
                        Address:  500 Hopyard Road, Suite 320
                                  Pleasanton, California   94588


                        WILLIAM L. ARNOLD


                        Signature:  /s/ William L. Arnold
                                  ----------------------------------------------
                        Address:  50 Milland Drive
                                  Mill Valley, CA 94941


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


                                    EXHIBIT A

                           BONUS PERFORMANCE STANDARDS


                     To Be Finalized Prior to March 31, 2006

                                    EXHIBIT B

                           PROPRIETARY INFORMATION AND

                              INVENTIONS AGREEMENT


                                       11